October 2013

I am pleased to report that our net income available to common shareholders in the third quarter 2013 was $1.4 million, 17% higher than the third quarter of 2012. Net income available to common shareholders for the first nine months of 2013 was $4.0 million, or $0.44 per share, compared to $3.5 million for the same period in 2012. We continued to make progress in growing our earnings in a slowly improv ing economic environment.

Noninterest income was $2.5 million for the third quarter of 2013 compared to $3.0 million for the prior-year third quarter. During the quarter, the mortgage refinance market slowed as interest rates rose. Primarily due to fluctuating interest rates, the market value of our mortgage loans declined by $273,000.

Credit quality continued to improve as we worked with our local businesses through these uncertain economic times. Non-performing loans in the third quarter 2013 declined by $8.3 million from the third quarter of 2012, and our provision expense declined by $925,000.

Expense management continues to be a strength of the organization. Expenses declined by 4.3% in the third quarter 2013 compared to the third quarter of last year, as we have leveraged our new technology and continue to focus on becoming more efficient in all aspects of the business.

New Strategic Investments:

SBA Lending Team

Revenue growth is a critical aspect of the future success of LNB. During the quarter we opened a new loan office in Columbus, Ohio focusing on business loans utilizing Small Business Administration (SBA) programs. We expect that this newly-created team of three experienced lenders and an underwriter will develop a new source of fee income and loan balances for the company.

The team, headed by James Baemel, senior vice president, has considerable experience in government lending programs. They will focus on uncovering commercial loan opportunities at medical offices, veterinarians, dental practices and funeral homes, initially over a nine state area. The team, which has been up and running for about four weeks now, has an impressive pipeline of loan opportunities.

See reverse side.

[Mobile LNB Logo]

Mobile Banking

We’ll introduce our new service – Mobile LNB – to our employees on November 1st. Then, on November 18th, we’ll open the service up to our customers. Remote Deposit will also be added in early January—take a photo of a check and deposit it into your account. More information on how to sign up for Mobile LNB will be available at our banking offices and on our web site soon.

Thank you for your continued support and commitment of LNB and community banking. I appreciate your interest and feedback.

Sincerely,

Daniel E. Klimas
President & Chief Executive Officer